UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2011

ROADSHIPS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141907	20-5034780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

314-021 W. Millbrook Road
Raleigh, NC 27609
704-237-3194
www.roadships.us

Registrant’s telephone number, including area code: 704-237-3194

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ROADSHIPS HOLDINGS, INC.

CURRENT REPORT ON FORM 8-K

TABLE OF CONTENTS

Item 1.02 Termination of a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
Signatures

ITEM 1.02	Termination of a Material Definitive Agreement

On July 22, 2011, the board of directors of the Company, after ongoing analysis of Wits Holdings Pty Ltd. (“Wits”), has decided to terminate the agreement and abandon the transaction.  The board decided to terminate the agreement as a result of a substantial increase in capital equipment undertaken by Wits during the 2010 calendar year. Wits increased their rolling stock through a 30% purchase of new equipment under tax incentives then available. The resulting balance of debt to equity and the potential change on the return on asset value was not considered by our board to be in line with Roadship's future plans. Nonetheless, there is a possibility that the Wits transaction will be revisited sometime in the future.

On July 22, 2011, the board of directors of the Company, after due consideration has decided to unwind the acquisition of Reefco Logistics Inc. (“Reefco”).  The decision to unwind the transaction was made as a result of several problems that were uncovered while we attempted to audit Reefco.  The due diligence committee for the acquisition is continuing to analyze the situation with a view  towards resolving Reefco's auditing problems, however due to the stringent regulatory requirements of the U.S. Securities and Exchange Commission we are unable to proceed at this time.

The acquisition of Royans Brisbane Pty Ltd is continuing to progress and we hope to close on or about September 22, 2011.

Item 9.01            Financial Statements and Exhibits

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 31, 2011	Roadships Holdings, Inc.

By: /s/ Michael Nugent
Michael Nugent
Chief Executive Officer

Date: August 31, 2011	Roadships Holdings, Inc.

By: /s/ Robert Smith
Robert Smith
Corporate Secretary

Exhibit Index

None